Exhibit 99.1

Post Offer Public Announcement for the attention of the equity shareholders of

Patni Computer Systems Limited

Registered Office: Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune – 411 013, India.

Tel: +91 20 39842000 Fax: +91 20 39842082 Email: delisting@igatepatni.com

Website: www.igatepatni.com

This post offer public announcement (“Post Offer Public Announcement”) is being issued by Pan-Asia iGATE Solutions (“Acquirer”) along with iGATE Global Solutions Limited (“Promoters”) and iGATE Corporation1 to the public shareholders of Patni Computer Systems Limited (“Company”), in respect of the proposed acquisition and delisting of the fully paid-up equity shares of the Company having a face value of Rs. 2/- each (“Shares”) in accordance with Regulation 10 of the Securities and Exchange Board of India (Delisting of Equity Shares) Regulations, 2009 (“Delisting Regulations”) (hereinafter, referred to as the “Offer”). The Acquirer and iGATE Global Solutions Limited are the promoters of the Company. This Post Offer Public Announcement is in continuation of and should be read in conjunction with the public announcement dated March 14, 2012 published in Business Standard (all editions), Pratahkal (all editions), Navshakti (Mumbai edition) and Kesari (Pune edition) (“PA”) and bid letter dated March 14, 2012 (“Bid Letter”).

The Acquirer together with iGATE Global Solutions Limited (“Promoters”) and iGATE Corporation issued the PA to the Public Shareholders of the Company to acquire all outstanding Shares currently held by Public Shareholders, in accordance with the provisions of SEBI Regulations and on the terms and subject to the conditions set out therein and in the PA and the Bid Letter. The Public Shareholders holding equity shares of the Company were invited to submit Bids pursuant to a book building process made available through the electronic system of the Bombay Stock Exchange Ltd (“BSE”), in accordance with the SEBI Regulations. This post offer public announcement is being issued to announce the results of the Offer. The Offer opened on March 28, 2012 and closed on March 30, 2012.

DISCOVERED PRICE AND SUCCESS OF OFFER

In terms of regulation 15(1) of the SEBI Regulations, the discovered price (i.e., the price at which maximum number of equity shares were tendered by the Public Shareholders) determined through the book building process using the electronic facility of the BSE, in accordance with the SEBI Regulations is Rs. 520/- (Rupees Five Hundred and Twenty only) per Share.

In accordance with clause 10 of the Public Announcement, the Delisting Threshold is calculated as below as of the Bid Closing Date:

Promoter shareholding (excluding ADSs) – A	89,928,848
Total Shareholding (excluding ADSs) – B	112,425,933
Required Promoter shareholding to cross delisting threshold, being higher of the following – C	101,183,340
(a) 90% of the total issued shares of that class excluding the shares which are held by a custodian and against which depository receipts have been issued overseas	101,183,340
(b) the aggregate percentage of pre offer promoter shareholding (along with persons acting in concert with him) and 50% of the offer size.	101,177,391
Offer Shares (being C less A)	11,254,492

[1]

The Public Shareholders may note that this Post Offer Public Announcement contains references to and disclosures in respect of iGATE Corporation. iGATE Corporation is not a “Promoter” or “Acquirer” for the purposes of this Post Offer Public Announcement or PA or Bid Letter or Delisting Offer and will not be acquiring Shares tendered under the Delisting Offer. However, given that iGATE Corporation is the ultimate parent company for Pan-Asia iGATE Solutions and iGATE Global Solution Limited, to ensure completeness of information disseminated to the Public Shareholders, certain references to and disclosures in respect of iGATE Corporation are being included in this Post Offer Public Announcement.

Adequate shares have been tendered at or below the discovered price such that were the Promoters to accept the discovered price and acquire the shares so tendered, the shareholding of the Acquirer and the promoter group would exceed the Delisting Threshold. The Offer is thus deemed successful in accordance with regulation 17 of the SEBI Regulations.

ACCEPTANCE OF FINAL PRICE AND DELISTING

The Promoters have accepted the discovered price of Rs. 520 per Share (“Final Price”) and shall accept all the bids at or below the Final Price and the shareholders of the Company who have validly tendered their Shares at or below the Final Price will be paid the consideration of Rs. 520 per Share.

Dispatch of consideration to Shareholders whose shares have been accepted under the Offer will start shortly and will be completed on or before April 17, 2012. Instructions for transfer of Shares in dematerialized form not accepted under the Offer from the Special Depository Account to the bidders depository accounts shall be issued by the aforementioned date. Such shareholders are advised to check their demat accounts to confirm receipt of the Shares so returned. Physical shares not accepted under the Offer shall be despatched back to the respective shareholders by the aforementioned date. Tax at source for the non-resident Shareholders will be deducted in accordance with paragraph 20 of the PA. Subsequently, the Company will initiate the necessary steps to delist its Shares from the BSE and NSE. The Company shall announce the delisting date in the same newspapers in which the PA and this Post Offer Public Announcement has appeared.

OUTSTANDING SHARES AFTER DELISTING

In accordance with the provisions of regulation 21 of the SEBI Regulations, the remaining shareholders of the Company post the delisting will be able to offer their Shares to the Acquirer at the Final Price during the period of one year following the date of delisting of the Shares of the Company from the BSE and NSE (“Exit Offer”). A separate offer letter in this regard will be sent to the shareholders who have either not participated in the Offer or whose Shares have not been accepted under the Offer. Such shareholders may participate in the Exit Offer and will be required to submit the requisite documents to the Registrar to the Offer within the stipulated time as set out in such offer letter.

The capitalised terms used but not defined in this public announcement shall have the same meanings assigned to them in the PA and the Bid Letter.

If the Shareholders have any query with regard to the Offer, they should consult the Manager to the Offer or the Registrar to the Offer (details appearing below). All other terms and conditions of the Offer as set forth in the PA and the Bid Letter remain unchanged.

Manager to the Offer	Registrar to the Offer

Kotak Mahindra Capital Company Limited

Bakhtawar, 1st Floor

229, Nariman Point

Mumbai 400021

Tel : +91 22 66341100

Fax: +91 22 22840492

Email: project.patnioffer@kotak.com

Contact Person: Mr. Ganesh Rane

Karvy Computershare Private Limited Plot No 17 - 24, Vittalrao Nagar Madhapur, Hyderabad 500 081 Tel: +91 40 4465 5000 Fax: +91 40 2343 1551 Email: murali@karvy.com Contact Person: Mr. Murali Krishna

Signed on behalf of the Promoters and iGATE Corporation

For the Board of Directors of Pan-Asia iGATE Solutions

Name	: Mukund Srinath
Designation	: Authorized Signatory
Date	: April 10, 2012
Place	: Bangalore

For the Board of Directors of iGATE Global Solutions Limited
Name	: Mukund Srinath
Designation	: Senior Vice President - Legal & Company Secretary
Date	: April 10, 2012
Place	: Bangalore

For the Board of Directors of iGATE Corporation
Name	: Sujit Sircar
Designation	: Chief Financial Officer
Date	: April 10, 2012
Place	: United States of America